Exhibit 3.8

CERTIFICATE OF MERGER

OF

ROTH CH ACQUISITION CO.

INTO

ROTH CH HOLDINGS, INC.

_________, 2025

Pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Roth CH Holdings, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Roth CH Acquisition Co., a Cayman Islands exempted company.

SECOND: The Merger Agreement, dated as of January 28, 2023, as amended on May 23, 2025, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the DGCL.

THIRD: The name of the surviving corporation is Roth CH Holdings, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is US$25,000 divided into 1,000,000 preference shares, 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each.

SIXTH: The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 252 of the DGCL.

SEVENTH: The Merger Agreement is on file at 2340 Collins Avenue; Suite 402, Miami Beach, FL 33141, USA, the principal place of business of the surviving corporation.

EIGHTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, on _______, 2025.

Roth CH Holdings, Inc.

By:
Name:	John Lipman
Title:	President

[Certificate of Merger – Roth CH Holdings, Inc.]